                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 10-K

                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       For fiscal year ended July 31, 1994 Commission file number 2-94692

                             RADIX VENTURES, INC.
             (Exact Name of Registrant as specified in its Charter)

            DELAWARE                                      13-2673894
(State or other Jurisdiction of              (I.R.S. Employer Identifcation No.)
 Incorporation or Organization)

              230 Park Avenue, New York, New York                10169
           (Address of Principal Executive Offices)           (Zip Code)

Registrant's telephone number, including area code     (212) 697-9141

          Securities registered pursuant to Section 12 (b) of the Act:

                                                        Name of each Exchange on
    Title of each class                                  which Registered
           NONE                                                 NONE

          Securities registered pursuant to Section 12 (g) of the Act.

                                      NONE
                                (Title of Class)

Indicate by checkmark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No___

Indicate by checkmark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K, or any amendment to this Form 10-K (x).

The aggregate market value of the voting stock held by non-affiliates of the registrant as at September 30, 1994 was:

    148,645                          4                           $594,580
Number of Shares       Average Bid and Asked Price        Aggregate Market Value

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of September 30, 1994.

         Common Stock, Par Value $.01                   771,500 Shares

                                   EX99-A.01

PART I


Item 1 - Business General


Radix Ventures, Inc. (the "Company"), through its wholly owned operating subsidiary, Radix Group International, Inc., and other entities, is engaged in the business of customs brokerage, international air freight forwarding, international ocean freight forwarding, consulting, packing, crating and other ancillary transportation and related information and logistical services for the international transport of goods. The Company plans and implements the shipment of freight by commercial air and ocean carriers from point of origin to destination, primarily between the United States and overseas locations. The Company identifies shipping alternatives for customers based on timeliness and cost, negotiates rates with carriers, tracks shipments until delivery, advises with respect to new or updated import/export regulations or restrictions and arranges passage of goods through U.S. Customs. The Company currently has 22 offices in the United States and arrangements with joint-venture partners and agents in approximately 60 foreign countries.

In addition to seeking increased market share in areas served by existing offices, the Company has followed a strategy of expanding its operations by opening new offices and acquiring existing freight forwarding or customs brokerage businesses throughout the United States and entering into joint-ventures and strategic agreements with partners and agents in countries throughout the world. The most important foreign relationships are with partners and agents in Western Europe and the Far East.

The Company provides fully integrated services and generally does not separately record revenues of any such service. Profitability of a particular service may vary from time to time depending upon, among other factors, the rates currently charged by air and ocean carriers. In all capacities, the Company handled approximately 295,000 shipments for over 10,000 customers, including approximately 160,000 customs entries during its fiscal year ended July 31, 1994.

The Company has computerized its various operations and accounting with all of its offices connected by a data communications network to its central computer system located in Chicago, IL. It has also developed Radix-Link, an information management and tracking system which supplies customers with real time comprehensive shipment information on the customer's own personal computer or mainframe. In addition to enabling customers to track their import and export







                                   EX99-A.02
shipments on their own computer system, Radix-Link also provides customers the ability to maintain a database which can be used to create a variety of standard or individually customized reports to facilitate the management of international freight, purchasing and inventory programs.

The Company has implemented a comprehensive quality program designed to improve service quality. Commencing in early 1990, it adopted a formal Quality Policy and developed the PEAK Performance Process, an acronym for Professionalism, Effectiveness, Accuracy and Knowledge. Over the past four and a half years, the Company has made a significant investment in training its employees in its quality processes. Management believes that its quality program has enhanced customer retention, resulted in productivity gains and, on an ongoing basis, provides a competitive advantage in attracting new business.

The Company does not own, lease, or operate any aircraft or ships and does not plan to do so.

Financial information with respect to the Company's business, representing one integrated industry segment, is presented in the financial statements contained in Item 8 for the year ended July 31, 1994.


Customs Brokerage


As a customs broker, the Company prepares the documents necessary to clear United States Customs and makes provision for payment of duties and collect freight charges on behalf of importers. The Company's national computer system in Chicago, Illinois is connected to the U.S. Customs computer in Washington, D.C. for the transmission of Customs entry data direct to U.S. Customs under the Automated Broker Interface (ABI) and Automated Commercial Systems (ACS) programs.

In addition to customs clearance and in conjunction with its overseas agents, the Company also operates competitive air and ocean transportation services from international points of origin to U.S. destinations and provides other ancillary services to importers including cargo insurance and the issuance of Customs bonds.

In addition to general cargo, such as electronic components, apparel and home products, the Company specializes in Fine Art and Aerospace shipments, Duty Drawback (recovery of duties paid when imported merchandise is re-exported) and Export Licensing, thereby providing specialized services to its import and export customers.

On  behalf  of  its  overseas  agents,   the  Company  also  performs  breakbulk
distribution services, which involve receiving international consolidations of freight shipments and deconsolidating and distributing individual shipments.

The Company's fees for customs brokerage services are not regulated and the Company does not have a fixed fee schedule for such services. Instead, customs brokerage fees are based upon the complexity of the transaction and the type of services required and are generally not related to the value of the customers' goods. In addition to its fees, the Company bills the importer for certain expenses which the Company pays on the importer's behalf, including duties, collect freight charges and similar payments.



                                   EX99-A.03

Air Freight Forwarding


As an air freight forwarder, the Company receives shipments from its customers, determines the routing and selects the carrier, books the cargo space, prepares the documentation and arranges for the delivery of the cargo to the airline.

The Company also operates air freight consolidation services whereby, on certain routes, it consolidates shipments bound to the same destination and tenders the consolidated freight to the carrier as a single shipment. At the destination, the Company or its agent arranges for the consolidated lot to be broken down into its component shipments and for delivery of the individual shipments to their final destinations.

The rates per kilo charged by airlines to forwarders and others generally decrease as the weight or volume of the shipment increases. As a result, by aggregating the shipments of its customers and presenting them to an airline as a single shipment, the Company is able to obtain a lower rate per kilo or cubic meter than that which it charges to its customers for the individual shipment, while generally offering the customer a lower rate than it could obtain from the airline for an unconsolidated shipment.

The Company's net air freight forwarding revenues in connection with a consolidated shipment include the differential between the net rate charged to the Company by an airline and the rate which the Company charges to its customers, and fees for ancillary services.

Ancillary services provided by the Company include preparation of shipping and customs documentation, arrangement for packing and crating services, arranging insurance, negotiation of letters of credit, assistance and advice in connection with export licensing requirements, and preparation of documentation to comply with export regulations. When the Company acts as an agent for an airline in connection with an unconsolidated shipment, its net revenues are derived primarily from commissions paid by the airline.


Ocean Freight Forwarding


As an ocean freight forwarder, the Company arranges for the shipment of freight by ocean carrier. The services performed by the Company include rendering quotations and advice to shippers, booking cargo space, coor- dinating delivery of merchandise to shipside, preparing necessary shipping documents, and arranging for incidental services such as insurance, trucking and warehousing. The Company also consolidates ocean freight in a manner similar to its air freight consolidation operations.


                                   EX99-A.04

The Company's compensation for its ocean freight forwarding services is derived principally from commissions paid by ocean carriers and from forwarding fees paid by its customers, which are either shippers or consignees. On ocean freight consolidations, the Company derives its revenue from the spread between the rate specified in its NVOCC (non- vessel operating common carrier) tariff and the ocean carrier's charge to the Company for carrying the shipment.


Marketing


The Company's services are marketed by its senior executives who are actively involved in the Company's sales efforts, by 20 full-time sales persons and by approximately 50 department and branch managers who are involved significantly in sales, as well as operations and administration. To encourage sales efforts, the Company has established an incentive program for its sales employees which provides additional compensation for obtaining new customers and expanding the business with existing customers. Contacts with customers and potential customers are generally made directly with the traffic, purchasing and/or financial departments as well as senior executives of such customers. The Company's sales efforts are supplemented by the Company's foreign partners and agents selling to shippers and consignees overseas. Potential customers are identified through a variety of means, including marketing efforts, attendance at industry trade shows and sales leads received from foreign agents.


Competition and Business Conditions


There are many customs brokers and international freight forwarders in the United States ranging in size from sole proprietorships operating in only one location to publicly quoted multi-national corporations, both domestic and foreign. Of these, the vast majority are smaller operations. Management believes that the Company is among the larger of the medium sized customs brokers and international freight forwarders. No industry statistics are available; however, the Company's market share is nevertheless small. The Company encounters strong competition from established firms in every geographic and service area in which it does business and some competitors have greater financial resources and a larger network of offices and/or agents than the Company.

The business activity of the Company is not dependent upon any limited number of customers or industries, and no customer accounted for a significant share of the Company's revenue.

The Company experiences some seasonal variations in the level of its business activity. Generally, volume is lower in the months of December, January and February. As a result, the revenues of the Company's second quarter ended January 31 and third quarter ended April 30 tend to be lower than for the first quarter ended October 31, which, in turn, tends to be somewhat lower than for the fourth quarter ended July 31.

The Company's business is directly related to the volume of international trade between the United States and foreign nations. The extent of such trade is influenced by many factors, including economic and political conditions in the United States and abroad, currency fluctuations, United States and foreign laws relating to tariffs, trade restrictions, foreign investments and taxation, and may also be affected by major work stoppages involving the transportation of cargo.


                                   EX99-A.05

Regulation


The Company is licensed as a customs broker by the United States Customs Service of the Department of the Treasury. All customs brokers are subject to various regulations, are required to maintain prescribed records and are subject to periodic audits by the United States Customs Service.

The Company is licensed as an ocean freight forwarder by the Federal Maritime Commission, which prescribes qualifications for acting as a shipping agent, including certain surety bonding requirements, and is required to file tariffs with the Federal Maritime Commission as a non-vessel operating common carrier.

The Company is licensed as an air freight forwarder by the International Air Transport Association (IATA), a voluntary association of airlines, which prescribes certain operating procedures for air freight forwarding companies when acting as an agent for members of IATA. As an air freight forwarder, the Company is not subject to specific government regulation other than being subject to safety requirements relating to the packaging and transportation of hazardous materials.

The Company is also licensed as a property broker by the Interstate Commerce Commission, which permits the Company to receive commissions on domestic transportation, and has obtained various other federal, state and commercial licenses, including, among others, licenses required for the importation of liquor, and the importation of gaming equipment.

The Company is not subject to rate regulations in any jurisdiction in which it currently does business. The Company does not believe that current government regulation of its business activities imposes significant economic restraint upon its existing operations.


Cargo Liability


When acting as an air freight consolidator, the Company assumes cargo liability to its customers for lost or damaged shipments. This liability is typically limited by contract to a maximum of $9.07 per pound for air transportation and $500 per package for ocean transportation. The carrier which the Company utilizes to make the actual shipment is liable to the Company in the same manner and to the same extent. When acting as a customs broker or an air or ocean freight forwarder as opposed to a consolidator, the Company does not assume contractual liability for lost or damaged shipments. The Company maintains insurance coverage to protect itself against losses attributable to lost or damaged shipments.


                                   EX99-A.06

Employees


The Company has approximately 500 employees, of whom 60 are licensed customs brokers. Almost all of the employees are full time. The Company is not a party to any collective bargaining agreements and considers its relations with its employees to be good.


Acquisitions


The Company commenced and has expanded its business throughout the United States through the acquisition of a number of companies, including companies which have been in the customs brokerage business for over one hundred years. Generally, the Company will consider an acquisition only if it is compatible with current business and adds volume to existing locations or is in furtherance of the Company's strategy of expansion into new geographical areas with local management retained.

In 1979, the Company, through subsidiaries, entered the customs brokerage and international freight forwarding business by acquiring the businesses and operating assets of Freedman & Slater, Inc. and Freedman & Slater Air Cargo Corp., which operated in the New York City and Albany areas.

In 1980, the Company acquired all the outstanding shares of Trans-Air Forwarding & Brokerage, Inc., which was engaged in the business of customs brokerage and international freight forwarding in Los Angeles, California; San Francisco, California; Phoenix, Arizona; and Miami, Florida; and Wolf & Gerber, Inc. which was engaged in the business of customs brokerage and international freight forwarding in the New York City area.

In 1981, the Company acquired all the outstanding shares of J. E. Bernard & Co., Inc. which was engaged in the business of customs brokerage and international freight forwarding in Chicago, Illinois and New York.

In 1986, Radix Group International, Inc. purchased the business and certain assets of Enterprise Shipping Corp., a customs broker and international freight forwarder headquartered in San Francisco.

In 1989, Radix Group International, Inc. acquired all the outstanding shares of Ryder International Freight and Customs Services, Inc., a customs broker and international freight forwarder headquartered in Long Beach, California, with offices in 14 cities across the United States.

In 1991, Radix Group International, Inc. purchased the business and certain assets of T.D. Downing Co., Inc., a customs broker and international freight forwarder located in Boston, Massachusetts.

In July 1992, Radix Group International, Inc. purchased the business and certain assets of William F. Joffroy Customs Brokers, Inc., a customs broker and international freight forwarder, relating to Joffroy's offices in Phoenix and Tucson, Arizona.


                                   EX99-A.07

In June 1994, Radix Group International, Inc. acquired the business and certain assets of the Boston office of J.V. Carr & Son, Inc. which was engaged in the business of providing customs brokerage and other ancillary services in Boston.

In July 1994, Radix Group International, Inc. purchased the business and net assets of Flagship Forwarding Corporation, Flagship Trade Services, Inc., and Caribe Basin Services, Inc., affiliated companies located in Miami, Florida, engaged in the international freight forwarding and customs brokerage business.

Since its inception, the Company, through Radix Group International, Inc., has acquired the assets and businesses of several other companies engaged in the customs brokerage and/or international freight forwarding businesses and has opened new offices, without acquisition, in Atlanta, Georgia; Baltimore, Maryland; Charleston, South Carolina; Charlotte, North Carolina; Columbus, Ohio; and Oklahoma City, Oklahoma. The Company does not currently have any commitments for acquisitions of existing concerns.

Unlike several of its competitors in the United States which have opened their own offices overseas, the Company has decided that the best way to expand its international operations is to enter into joint-ventures and strategic agreements with partners and agents in foreign countries so as to create a global network for the benefit of both the Company and the foreign partners and agents. The Company has sought out and continues to seek well-established, respected firms in targeted countries throughout the world and to promote its business to and from such countries jointly with such partners and agents. By following this procedure, the Company obtains the benefit of many years experience including knowledge of local business, customs and procedures and avoids the necessity of incurring the large capital costs of setting up a network of offices throughout the world and the difficulties inherent in attempting to do business in unfamiliar territory. The Company continues to seek out additional relationships in other countries in order to expand its business.

The Company has entered into several new operations through companies formed together with third parties. In 1990, Radix Group International, Inc. entered into a joint venture (Jardine-Radix International, Limited) with a member company of the Jardine Matheson Group to jointly expand business to and from the Far East. In 1992, a subsidiary, United Star Line Inc., together with three other parties involved in the fine arts transportation business, formed James Bourlet, Inc. to provide packaging, storage and local delivery services for personal property, primarily for artwork and other collectibles. James Bourlet, Inc., in which the Company owns a 25% interest, is based in New York City. In April 1993, the Company's 50% owned Australian subsidiaries, Radix Group International Pty. Ltd. and United Star Line Pty. Ltd., which had been formed in 1991, sold the assets and business to a major Australian freight forwarder and customs broker with which the Company has established an agency relationship.


                                   EX99-A.08

Item 2 - Properties


The Company leases 22 offices, including its Corporate headquarters in New York, its operating subsidiary headquarters in Los Angeles, California, and facilities in Atlanta, Georgia; Baltimore, Maryland; Boston, Massachusetts; Charleston, South Carolina; Charlotte, North Carolina; Wood Dale (Chicago), Illinois; Columbus, Ohio; Grapevine (Dallas/Ft. Worth), Texas; Houston, Texas; Indianapolis, Indiana; Miami, Florida; Minneapolis, Minnesota; Newark, New Jersey; J.F.K. International Airport, Jamaica, New York; Norfolk, Virginia; Oklahoma City, Oklahoma; Phoenix, Arizona; Richmond, Virginia; South San Francisco, California; Seattle, Washington; Tulsa, Oklahoma; and Tucson, Arizona. Its four largest offices are located in Los Angeles, California; J.F.K. International Airport, Jamaica, New York; Wood Dale (Chicago), Illinois; and South San Francisco, California. Management believes that the offices generally are adequate for their current use but that, in the event it becomes desirable, relocation of any offices can be arranged without material adverse effect on the financial condition of the Company.


Item 3 - Legal Proceedings


The Company is involved in certain litigation in the ordinary course of business which management believes, based upon discussion with counsel, will not have a material effect on the financial condition of the Company.


Item 4 - Submission of Matters to a Vote of Security Holders

No matter was submitted to a vote of security holders during the fourth quarter of the Company's fiscal year.


                                   EX99-A.09

PART II


Item 5 - Market for the Registrant's Common Stock and Related Security Holder Matters


The Company's common stock is traded in the over-the-counter market. Trading is limited and between August 1, 1991 and July 31, 1994, the bid and asked prices have ranged between 3 1/2 and 4 1/2, respectively. At July 31, 1994, the reported bid quotation was 4. The approximate number of record holders of the Company's common stock at July 31, 1994 was 49.

The Company has not paid any cash dividends in the past and does not presently intend to pay any cash dividends for the foreseeable future. Moreover, the payment of dividends is subject to the restrictions described in a note to the financial statements.


Item 6 - Selected Financial Data

                                                              YEAR ENDED JULY 31
                        1994(a)           1993        1992(b)           1991           1990
Gross billings .   $440,077,745   $394,750,359   $374,112,011   $341,301,556   $380,402,839

Net fees and
  commissions ..     29,662,230     30,073,718     29,245,802     28,948,285     27,042,648

Operating income        611,139        662,153        916,990      1,065,260        837,543
Net income .....        170,663         40,078        484,436        332,935        210,582
Net income
  per share ....   $       0.22   $       0.05   $       0.63   $       0.43   $       0.27

                                                                         JULY 31
                         1994          1993       1992(b)          1991          1990

Total assets ..   $40,909,220   $35,691,479   $31,295,511   $28,082,301   $34,640,035
Working capital       212,390     3,430,714     2,679,883     2,034,418     1,751,132
Long-term debt           --       2,375,100     2,394,100     2,413,000     2,430,000
Stockholders'
  equity ......     3,495,099     3,324,436     3,284,358     2,799,922     2,446,987

(a) Effective November 1, 1993, the Company changed the estimated useful lives used to compute depreciation for its computer equipment and automobiles from three to five years. This change conforms to the useful lives used for tax purposes and better coincides with the estimated useful life expectancies of these assets. The effect of this change, which was accounted for prospectively, increased 1994 operating income by $202,776 and net income by $131,804.

(b) In 1992, the Company adopted the provisions of Financial Accounting Standards Board Opinion No. 109, Accounting for Income Taxes. Accordingly, 1992 net income has been increased by $236,212 to reflect the cumulative effect of adopting this pronouncement.

                                   EX99-A.10

Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations


Net fees and commissions were $29,662,230 for the fiscal year ended July 31, 1994 representing a decrease of $411,488 or 1% from the 1993 fiscal year. Net fees and commissions for fiscal 1993 increased by $827,916 or 3% over 1992. The decrease in net fees and commissions in the 1994 fiscal year is attributable primarily to a reduction in the volume of transactions derived from aerospace industry customers as a result of the recessionary economic conditions affecting that industry, and a reduction in margins realized on inbound transportation transactions. This decrease was partially offset by increases in the Company's customs brokerage business. The increase in net fees and commissions in the 1993 fiscal year is attributable primarily to the net revenues derived from an acquisition made in fiscal 1992 and from a $185,000 remittance received from an offshore insurance entity in which the Company has a minority interest. Gross billings, which include net fees and commissions plus duties, freight and other direct costs billed to customers and paid on their behalf, were $440 million in 1994, $395 million in 1993 and $374 million in 1992, representing increases of 11% and 6%, respectively. The increase in gross billings in 1994 over 1993 resulted from an increase in customs duties and freight costs billed to customers and paid on their behalf which does not necessarily result in a proportionate increase in net fees and commissions. The increase in gross billings in 1993 over 1992 resulted primarily from the additional volume derived from the fiscal 1992 acquisition noted above.

Operating expenses were $29,051,091 in fiscal 1994 compared to $29,411,565 in 1993 and $28,328,812 in 1992, representing a decrease of 1% and an increase of 4%, respectively. The decrease in operating expenses in fiscal 1994 resulted primarily from a reduction in salary expense of approximately $556,000 for the year arising from an increase in the utilization of employee vacation earned and accrued in previous years following a change in the Company's vacation policy. In addition, the decrease in operating expenses further resulted from the change in estimated useful lives used to compute depreciation for computer equipment and automobiles and from the Company's continuing efforts to increase the efficiency of its operations. These decreases were offset in part by increases in other expenses. The increase in operating expenses in 1993 over 1992 is attributable to operating expenses associated with an acquisition made in July 1992, and to increases in salary and salary related expenses. In addition, 1993 operating expenses included a $131,000 charge relating to the costs of a proposed debt offering which was not completed.

As a result, the Company reported operating income before interest expense of $611,139 in 1994 compared to $662,153 in 1993 and $916,990 in 1992.

                                   EX99-A.11

Net interest expense for the year was $370,545 compared to $331,984 in 1993 and $286,556 in 1992. The increase in net interest expense in 1994 over 1993 was due to an increase in average borrowings under a bank line of credit agreement. The increase in net interest expense in 1993 over 1992 resulted primarily from a charge for interest on additional tax assessments and a reduction in interest income derived from cash investments due to lower interest rates.

Equity in income of unconsolidated subsidiaries of $22,651 in 1994 compared to equity in loss of $95,383 in 1993 and $118,246 in 1992, primarily represents the Company's share in the income or loss of its 50% owned Australian subsidiaries, Radix Group International, Pty., Ltd. and United Star Line Pty., Ltd. and of its 25% equity interest in James Bourlet, Inc., which commenced operations in July, 1992.

Income tax expense for fiscal year 1994 represents 35% of income before taxes compared to 83% of income before taxes in 1993 and 52% of income before taxes in 1992. Included in 1993 income tax expense is an additional state tax provision related to prior years which represents 20% of income before taxes. Equity in income or loss of unconsolidated subsidiaries, which is not taxable or allowable for U.S. federal income tax purposes, represents 9% of income before taxes for 1994, 41% of income before taxes for 1993 and 23% of income before income taxes for 1992.

Effective the beginning of the 1992 fiscal year, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", resulting in a credit to 1992 net income of approximately $236,000 relating to cumulative temporary differences existing at August 1, 1991 and the alternative minimum tax carryforward. As a result of the above, 1994 net income was $170,663 or 22 cents per share compared to 1993, net income of $40,078 or 5 cents per share and 1992 net income of $484,436 or 63 cents per share ($248,224 or 32 cents per share prior to the accounting change).

LIQUIDITY AND CAPITAL RESOURCES

The Company's financial working capital at July 31, 1994 was $212,390 compared to $3,430,714 at July 31, 1993 with the majority of current assets comprising cash and accounts receivable. The decrease in working capital resulted primarily from repurchases of the Company's subordinated debentures, classification of the balance of the debentures due February 1, 1995 as current liabilities, and increases in fixed assets and other assets. The Company plans to finance the redemption of its remaining subordinated debentures through an increase in short-term borrowings.

The Company supplements its working capital by short-term borrowing to finance any excess of its accounts receivable over its accounts payable. These borrowings are made under a $4,000,000 line of credit from a bank and fluctuate on a daily basis according to the Company's requirements. There were no outstanding borrowings under the line at July 31, 1994 and 1993.

The Company's accounts receivable and accounts payable fluctuate significantly on a daily basis in line with the billing and disbursement of customs duty and freight costs. This fluctuation in accounts receivable and accounts payable tends to offset itself with any difference resulting in an increase or decrease in the Company's cash balances and/or short-term borrowing.

The Company's capital requirements as of July 31, 1994 consisted of purchases of computer equipment and software under a continuing program to expand and upgrade its computer systems, normal replacement of furniture, vehicles, and other equipment and lease obligations for office space and computer equipment. The Company's capital expenditure requirements should be met adequately by cash-on-hand and by leasing arrangements.

                                   EX99-A.12

IMPACT OF INFLATION


Inflation has tended to increase the Company's operating expenses, particularly salary and salary-related expenses. However, in recent years the Company has been unable, in some instances, to pass such cost increases on to its customers by means of price increases due to competitive factors. Consequently, management has sought to mitigate the effect of inflation on the Company's business by increasing the efficiency of its operations.

In as much as the Company is not required to purchase or maintain extensive fixed assets other than its computer systems and is not primarily reliant on substantial interest rate sensitive indebtedness, the Company's direct exposure to increased costs resulting from increases in interest rates is not severe.








































                                   EX99-A.13

                     RADIX VENTURES, INC. AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS


                                                                            PAGE


         Report of Independent Auditors                          15

         Condensed Consolidated Financial Statements:

             Condensed Consolidated Balance Sheets as of
             July 31, 1994 and 1993.                             16

             Condensed Consolidated Statements of Income and
             Retained Earnings for the periods ended July 31,
             1994, 1993 and 1992.                                17

             Condensed Consolidated Statements of Cash Flows
             for the twelve month periods ended July 31, 1994,
             1993 and 1992.                                      18

             Notes to Condensed Consolidated Financial
             Statements.                                         19
































                                   EX99-A.14

REPORT OF INDEPENDENT AUDITORS

Radix Ventures, Inc.
New York, New York

We have audited the accompanying balance sheets of Radix Ventures, Inc. as of July 31, 1994 and 1993 and the related statements of income and retained earnings and cash flows for each of the three years in the period ended July 31, 1994. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Radix Ventures, Inc. at July 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 5 to the financial statements, in 1992 the Company changed its method of accounting for income taxes.







                                          ERNST & YOUNG LLP



New York, New York
September 30, 1994







                                   EX99-A.15

Item 8 - Financial Statements and Supplementary Data

                     RADIX VENTURES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                          JULY 31        JULY 31
                                                             1994           1993
                  ASSETS
CURRENT ASSETS:
  Cash .............................................   $ 3,420,969   $ 4,222,105
  Accounts receivable, less allowance for
   doubtful accounts of $201,988 and $144,289 ......    32,632,192    27,496,127
  Other current assets .............................     1,214,406     1,432,264
                                                       -----------   -----------
                  TOTAL CURRENT ASSETS .............    37,267,567    33,150,496

Furniture, Equipment and Vehicles, less allow-
  ance for depreciation of $3,928,868
  and $4,095,623  ..................................     2,227,208     1,558,262

OTHER ASSETS:
  Intangibles ......................................       465,952       554,561
  Deferred debt expense ............................        20,198        54,824
  Other ............................................       928,295       373,336
                                                       -----------   -----------
TOTAL ASSETS .......................................   $40,909,220   $35,691,479
                                                       ===========   ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Duty, freight and other accounts payable .........   $33,873,720   $28,134,290
  Accrued expenses and sundry liabilities ..........     1,206,557     1,585,492
  Current maturities of long-term debt .............     1,974,900          --
                                                       -----------   -----------
                   TOTAL CURRENT LIABILITIES .......    37,055,177    29,719,782
                                                       -----------   -----------

Long-Term Debt .....................................          --       2,375,100
Other ..............................................       358,944       272,161
                                                       -----------   -----------
                                                           358,944     2,647,261
                                                       -----------   -----------
STOCKHOLDERS' EQUITY:
  Common stock, authorized 1,000,000; issued and
   outstanding 771,500 shares of $0.01 par value ...         7,715         7,715
  Additional paid-in capital .......................       941,622       941,622
  Retained earnings ................................     2,545,762     2,375,099
                                                       -----------   -----------
                                                         3,495,099     3,324,436
                                                       -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .........   $40,909,220   $35,691,479
                                                       ===========   ===========

See notes to consolidated financial statements.

                                   EX99-A.16


                     RADIX VENTURES, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                   YEAR ENDED JULY 31
                                           1994            1993            1992
Gross billings .................  $ 440,077,745   $ 394,750,359   $ 374,112,011
Less duty, freight and
    other direct costs .........    410,415,515     364,676,641     344,866,209
                                  -------------   -------------   -------------
Net fees and commissions .......     29,662,230      30,073,718      29,245,802

Operating expenses .............     29,051,091      29,411,565      28,328,812
                                  -------------   -------------   -------------
Operating income ...............        611,139         662,153         916,990
Interest expense, net ..........       (370,545)       (331,984)       (286,556)
Equity in income (loss) of
  unconsolidated subsidiaries ..         22,651         (95,383)       (118,246)
                                  -------------   -------------   -------------
Income before income taxes
  and cumulative effect
  of accounting change .........        263,245         234,786         512,188
Income taxes ...................         92,582         194,708         263,964
                                  -------------   -------------   -------------
Income before cumulative effect
  of accounting change .........        170,663          40,078         248,224
Cumulative effect of change
  in method of accounting
  for income taxes .............           --              --           236,212
                                  -------------   -------------   -------------
Net income .....................        170,663          40,078         484,436
Retained earnings
  beginning of year ............      2,375,099       2,335,021       1,850,585
                                  -------------   -------------   -------------
Retained earnings end of year ..  $   2,545,762   $   2,375,099   $   2,335,021
                                  =============   =============   =============
Income per share (based on 771,500 shares outstanding):

Income before cumulative effect
  of accounting change .........  $        0.22   $        0.05   $        0.32
Cumulative effect of change
  in method of accounting
  for income taxes .............           --              --              0.31
                                  -------------   -------------   -------------
Net income .....................  $        0.22   $        0.05   $        0.63
                                  =============   =============   =============

See notes to consolidated financial statements.



                                   EX99-A.17

                     RADIX VENTURES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED JULY 31
                                                       1994           1993           1992
OPERATING ACTIVITIES
Net income ..................................   $   170,663    $    40,078    $   484,436

Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:

  Depreciation and amortization .............       615,637        752,032        734,139
  Provision for losses on accounts receivable        57,699        (20,919)       (45,229)
  Provision for deferred income taxes .......       365,081         24,289          6,608
  Cumulative effect of change in method
    of accounting for income taxes ..........          --             --         (236,212)
  Gain on sale of furniture,
    equipment and vehicles ..................        (2,571)        (1,228)        (3,092)
Changes in operating assets and liabilities:
  Increase in accounts receivable ...........    (5,193,764)    (5,532,336)    (1,181,608)
  Decrease (increase) in other current assets       (48,644)      (634,088)        19,174
  Decrease (increase) in other
    non-current assets ......................      (554,959)       332,960        267,103
  Increase in duty, freight, other
    accounts payable, accrued expenses
    and sundry liabilities ..................     5,420,995      4,442,987      2,629,208
                                                -----------    -----------    -----------
NET CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES ......................       830,137       (596,495)     2,674,527
                                                -----------    -----------    -----------
INVESTING ACTIVITIES
Purchase of furniture, equipment
    and vehicles ............................    (1,238,898)      (800,919)      (717,410)
  Proceeds from sales of furniture,
    equipment, and vehicles .................         7,825          3,096          5,973
  Investment in unconsolidated subsidiaries .          --             --         (213,710)
                                                -----------    -----------    -----------
NET CASH USED IN INVESTING ACTIVITIES .......    (1,231,073)      (797,823)      (925,147)
                                                -----------    -----------    -----------
FINANCING ACTIVITIES
  Principal payments on
    long term debt ..........................      (400,200)       (19,000)       (18,900)
                                                -----------    -----------    -----------
NET CASH USED IN FINANCING ACTIVITIES .......      (400,200)       (19,000)       (18,900)
                                                -----------    -----------    -----------
INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS .........................      (801,136)    (1,413,318)     1,730,480
  Cash and cash equivalents at
    beginning of year .......................     4,222,105      5,635,423      3,904,943
                                                -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR ....   $ 3,420,969    $ 4,222,105    $ 5,635,423
                                                ===========    ===========    ===========

See notes to consolidated financial statements.

                                   EX99-A.18

                     RADIX VENTURES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in other partially owned companies in which ownership ranges from 20% to 50% are accounted for using the equity method including the Company's 50% interest in Radix Group International, Pty. Ltd. and United Star Line Pty. Ltd. All material intercompany balances and transactions have been eliminated.

Furniture, Equipment and Vehicles

Furniture, equipment and vehicles are stated at cost. Depreciation is provided using principally the straight line method over the estimated useful lives of the assets.

Effective November 1, 1993, the Company changed the estimated useful lives used to compute depreciation for its computer equipment and automobiles from three to five years. This change conforms to the useful lives used for tax purposes and better coincides with the estimated life expectancies of these assets. The effect of this change on income before income taxes for fiscal 1994 was an increase of $202,776 or 26 cents per share. The after tax effect of this change was an increase in income of $131,804 or 17 cents per share.

Intangibles

Goodwill is amortized over 40 years.

Cash Equivalents

All highly liquid debt instruments purchased with a maturity of three months or less are classified as cash equivalents.

Income Taxes

Income taxes were calculated in accordance with Financial Accounting Standards Board Statement No. 109, which was adopted effective August 1, 1991.

2.  ACQUISITIONS

On July 8, 1994, the Company's operating subsidiary, Radix Group International, Inc., purchased the business and net assets of Flagship Forwarding Corporation, Flagship Trade Services, Inc., and Caribe BasinServices, Inc., affiliated companies located in Miami, Florida, engaged in the international freight forwarding and customs brokerage business. This acquisition was accounted for as a purchase and the net assets were purchased at their market value of approximately $965,700.

On June 1, 1994, Radix Group International, Inc., acquired the business and certain assets of the Boston operation of J.V. Carr & Son, Inc., a customs broker and freight forwarder with offices across the United States. The acquisition was accounted for as a purchase and the assetswere purchased at their market value of $100,000.

                                   EX99-A.19

On July 1, 1992, Radix Group International, Inc., acquired the business and certain assets of the Phoenix, Arizona and Tucson, Arizona operations of William
F. Joffroy Custom Brokers, Inc., a customs broker with five offices in Arizona. This acquisition was accounted for as a purchaseand the assets were purchased at their market value of approximately $17,000.

The consolidated statements of income include the results of the acquired businesses from the date they were acquired. Had they been acquired August 1, 1991, the consolidated operating results on a proforma basis would not have differed materially from the actual results reported.

3.  INTANGIBLE ASSETS

Intangible assets are comprised of the following:

                                     1994        1993
Goodwill ....................   $ 577,851   $ 650,147
Less accumulated amortization     111,899      95,586
                                $ 465,952   $ 554,561

4.  DEBT

The Company has available a short-term revolving line of credit of $4,000,000, plus an additional revolving line of credit of $1,000,000 for standby letters of credit. Borrowings under the line are secured by the accounts receivable of the Company and carry interest, payable monthly, at the bank's prime rate.

Current maturities of long-term debt at July 31, 1994 represents the Com-pany's 13% Subordinated Debentures which are due on February 1, 1995. The Company's debentures include a right of early redemption upon the death of any original debenture holder up to a maximum of $25,000 per holder.

Under the debenture agreement, the payment of dividends is restricted to 50% of accumulated consolidated net income subsequent to October 31, 1984 plus the proceeds of any sales of equity securities subsequent to January 1, 1985 and to an amount that would not reduce the tangible consolidated net worth to less than the aggregate principal amount of notes outstanding. Based on the above, retained earnings of $693,159 would be available for the payment of dividends at July 31, 1994. Total interest expensed and paid was $370,547, $349,009 and $314,109 in 1994, 1993 and 1992, respectively.

5.  INCOME TAXES

Details of income tax expense (benefit) are as follows:

                                   1994         1993        1992
              Current:
              Federal .....   $(229,483)   $  89,859   $ 199,288
              State .......     (43,016)      80,560      58,068
              Deferred ....     365,081       24,289       6,608
                              $  92,582    $ 194,708   $ 263,964

The Company has a tax basis net operating loss carryforward of approximately $420,000 available to offset future regular taxable income which expires in 2004.

State  income  tax  expense  in  1993  includes  an   additional   provision  of
approximately $46,000 related to prior years.
                                   EX99-A.20

Deferred income taxes are provided with respect to temporary differences between the basis of assets and liabilities as determined for income tax and financial reporting purposes. These differences relate principally to provisions for depreciation, the allowance for doubtful accounts, rent paid in advance, alternative minimum tax carryforwards, and net operating loss carryforwards.

Income tax expense differs from that which would be computed by applying the U.S. Federal income tax rate to income before income taxes. The major items affecting income tax expense are as follows:


                                      1994   %        1993   %       1992   %
Federal income tax
  at statutory rate ...........  $  89,503  34   $  79,827  34  $ 174,144  34
Travel and entertainment
  expenses not deductible .....     14,379   5      13,261   6     15,388   3
State and local income
  taxes net of federal
  income tax benefit ..........     17,772   7      53,170   8     38,325   8
Equity in (income) loss of
  unconsolidated
  subsidiaries ................    ( 7,698) (3)     32,430   8     40,204   8
Adjustment of prior
  years' income taxes .........    (22,232) (8)      8,275   3    (13,853) (3)
Other .........................        858   -       7,745   3      9,756   2
                                 $  92,582  35   $ 194,708  83  $ 263,964  52

Effective August 1, 1991, the Company adopted the provisions of Financial Accounting Standards Board Opinion No. 109, "Accounting for Income Taxes" in its financial statements for the year ended July 31, 1992. As permitted by the Statement, prior years' financial statements were not restated to reflect the change in accounting method. The cumulative effect of adopting this Statement was to increase net income by $236,212 for the year ended July 31, 1992, representing the application of FAS No. 109 to the cumulative temporary differences existing at August 1, 1991 and the alternative minimum tax credit carryforward.

Net income taxes paid/(refunds received) were $(105,261), $354,497 and $289,248 during 1994, 1993 and 1992, respectively.

The Company provides a pension plan which covers all employees of the Company. Benefits are based on compensation multiplied by a percentage of years of service. The Company funds the pension plan on a current basis.


                                   EX99-A.21

The net pension expense for the years ended July 31, 1994, 1993 and 1992, respectively includes the following components:


                                         1994         1993         1992
Service cost-benefits earned

  during the year ...............   $ 191,465    $ 198,040    $ 224,861
Interest cost on projected
  benefit obligation ............     158,201      142,753      135,714
Less actual return on plan assets    (163,593)    (329,509)    (224,146)
Net amortization and deferral ...    (125,573)      63,564      (23,314)
Net pension expense .............   $  60,500    $  74,848    $ 113,115


The weighted average discount rate and rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation are 7% and 4% respectively for 1994, 8% and 4% respectively for 1993, and 8% and 6% respectively for 1992; the expected long term rate of return on the assets is 9% for the years ended July 31, 1994, 1993 and 1992.

The following table sets forth the funded status and amount recognized for the Company's pension plan in the consolidated balance sheets.

                                                                July 31
                                                          1994          1993
Actuarial present value of accumulated plan
  benefits, including vested benefits of
  $2,055,731 and $1,604,351, respectively ......   $ 2,288,313   $ 1,776,603
Plan assets at fair market value,
  principally equities .........................   $ 2,814,356   $ 2,761,189
Projected benefit obligations for
  service rendered to date .....................     2,709,301     2,037,321
Plan assets in excess of projected
  benefit obligation ...........................       105,055       723,868

Unrecognized net gain ..........................       (30,570)     (557,158)
Unrecognized prior service cost ................        (3,130)       (3,298)
Unrecognized net asset
 being recognized over
 approximately 21 years ........................      (370,478)     (402,035)
Accrued pension liability included
  in other liabilities .........................    $  299,123    $  238,623


The Company also provides a Defined Contribution Benefit Plan under Section 401(k) of the Internal Revenue Code covering all employees who meet the plan's eligibility requirements. Company contributions to this plan representing matches of certain portions of employee directed contributions totaled $99,569, $105,771 and $95,076 for 1994, 1993 and 1992, respectively.



                                   EX99-A.22

7.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


The quarterly results for the years ended July 31, 1994 and 1993 were as follows:


                          First        Second         Third        Fourth         Total
1994                    Quarter       Quarter       Quarter       Quarter          Year
Gross billings .. $ 114,073,281 $ 103,371,358 $  99,362,297 $ 123,270,809 $ 440,077,745
Net fees and
  commissions ...     7,404,733     7,171,119     7,205,379     7,880,999    29,662,230
Net income (loss)        27,391      (132,399)       45,108       230,563       170,663
Net income (loss)
  per share .....          0.04         (0.17)         0.06          0.29          0.22


                          First        Second         Third        Fourth         Total
1993                    Quarter       Quarter       Quarter       Quarter          Year
Gross billings .. $ 105,207,437 $  93,441,450 $  91,441,349 $ 104,660,123 $ 394,750,359
Net fees and
  commissions ...     7,603,026     7,242,604     7,410,626     7,817,462    30,073,718
Net income (loss)        99,591       (85,055)       33,931        (8,389)       40,078
Net income (loss)
  per share .....          0.13         (0.11)         0.04         (0.01)         0.05


                                    EX-A.23

8. COMMITMENTS AND CONTINGENCIES

The Company leases office space and equipment. Future minimum rental commitments under non-cancelable leases are as follows:


     Year ending July 31, 1995 .............. $ 1,893,880
                          1996 ..............   1,594,984
                          1997 ..............   1,097,421
                          1998 ..............     922,763
                          1999 ..............     566,290
                          2000 and subsequent      93,892
     Total minimum payments required ........ $ 6,169,230


Rental expense was  $2,650,973,  $2,467,976  and  $2,199,514 for 1994,  1993 and
1992, respectively.

The Company is involved in certain litigation arising in the ordinary course of business which management believes, based upon discussion with counsel, will not have a material effect on the financial position of the Company.



                                   EX99-A.24

Item 9 - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.


PART III

Item 10 - Directors and Executive Officers of the Registrant

                                   MANAGEMENT

Officers and directors are elected to hold office for a term of one year from the date of the election and until their successors are elected. The following names, ages, present positions and business experience of all executive officers and directors of the Company as of July 31, 1994 are listed below:

                                         Position with the Company and
                              Director   Principal Occupation During
Name                     Age  Since      Past Five Years

John Radziwill.........   46   1979      President and Chief Executive
                                         Officer since 1979; President
                                         of Radix Group International,
                                         Inc.; officer and director
                                         of Radix Organization Incor-
                                         porated; and director of
                                         Laser Photonics, Inc.

Pierre L. Schoenheimer.   61   1971      Chairman since 1979; Managing
                                         Director of Radix Organiza-
                                         tion Incorporated; and Chair-
                                         man of LDJ Resources, Inc.
                                         (investments).

Don S. Friedkin........   73   1971      A licensed Customs broker and
                                         Vice President and Secretary
                                         since 1971; Vice President of
                                         Radix Group International, Inc.;
                                         officer and director of Radix
                                         Organization Incorported;
                                         President  of Louis Latour (USA) Inc.
                                        (wine importer); Director of Laser
                                         Photonics, Inc.; and Director of
                                         American Association of Exporters
                                 and Importers.

Matthew P. Sheppard....   43   1985      Vice President and Treasurer
                                         since 1980; Executive Direc-
                                         tor and Chief Executive
                                         Officer of Radix Group
                                         International, Inc. since
                                         1986.


                                   EX99-A.25

                                         Position with the Company and
                              Director   Principal Occupation During
Name                     Age  Since      Past Five Years

Tristan E. Beplat......   82   1979      Director; retired in 1974 as
                                         Senior Vice President and
                                         Deputy General Manager of
                                         Manufacturers Hanover Trust
                                         Company, New York and Mana-
                                         ging Director, Manufacturers
                                         Hanover Ltd., London, England
                                         where he was employed since
                                         1948.  Currently an honorary
                                         director of Japan Fund, Inc.;
                                         Director of Daiwa Bank Trust
                                         Co., Yosuda Fire and Marine
                                         Insurance Co. of America,
                                         Fairfield Maxwell Ltd., Pacific
                                         Forum CSIS, and Radix Organiza-
                                         tion Incorporated. Director of
                                         Princeton in Asia; Princeton
                                         University Councilor in Asian
                                         Studies.

Robert C. Lapin........   63   1981      Director; President of Man-
                                         hattan Securities Corpora-
                                         tion; and Director of Radix
                                         Organization Incorporated.

Irving F. Levitt.......   79   1981      Director; Chairman, RRE
                                         Enterprises, Inc. and officer
                                         and director of Investment
                                         Capital Corp. (real estate
                                         and other investments).

Leonard Lichter........   66   1985      Director; principal in the
                                         New York law firm of Spitzer
                                         & Feldman P.C. since 1971;
                                         Director of Nord Resources
                                         Corporation, Chronar Corpora-
                                         tion and Laser Photonics, Inc.

Carol Boyd Hallett......  57   1993      Director; consultant to
                                         Collier, Shannon, Rill &
                                         Scott, Washington, D.C. and
                                         to Clark Co., Pasa Robles,
                                         CA; also currently director
                                         of Litton Industries and
                                         Fleming Companies, Inc.;
                                         Director of American Association
                                         of Exporters and Importers;
                                         1989-1993 U.S. Commissioner
                                         of Customs; and 1986-1989 U.S.
                                         Ambassador to The Bahamas.







                                   EX99-A.26

Item 11 - Executive Compensation


The cash compensation paid to or accrued for all of the executive offi cers of the Company whose compensation exceeded $100,000 for the year ended July 31, 1994 was as follows:


Name and Principal                                      Cash
Position                            Year            Compensation

John Radziwill                      1994              $164,583
President & Chief Exec. Officer     1993               164,583
                                    1992               164,583

Pierre L. Schoenheimer              1994               164,583
Chairman                            1993               164,583
                                    1992               164,583

Matthew P. Sheppard                 1994               189,583
Vice President & Treasurer          1993               189,583
                                    1992               189,583


While Mr. Radziwill and Mr. Schoenheimer devote a majority of their time to the Company's business, they do not work full time for the Company. Contributions to the Company's pension plan are not reflected in the above table. Under the plan, which covers all employees of the Company and its subsidiaries, a normal annual retirement benefit is payable at age 65 equal to 3/4 of 1 per cent of aggregate remuneration during the period of employment with the Company. If each of the above officers were to continue his employment with the Company to age 65, the estimated annual pension benefits payable upon retirement at age 65 would be as follows: Mr. Radziwill - $34,547; Mr. Schoenheimer - $15,934; Mr. Sheppard - $38,945.

No executive officer listed in the above table received non-cash personal benefits in excess of 10% of his compensation. Directors who are not otherwise compensated by the Company or its subsidiaries and are not significant shareholders of the Company receive compensation of $3,000 per year for serving as directors.


Section 401(k) Plan


The Radix Group International Inc., Employees 401(k) Savings Plan (the "Plan") is a defined contribution plan that provides retirement benefits to participating employees of the Company who have at least one year of service with the Company, are at least 21 years of age, and are active employees of the Company or any affiliated company that has adopted the Plan. Participants in the Plan may elect to defer up to 15% of their compensation on a pretax basis, subject to certain statutory limitations. Participants direct the investment of their contributions to any combination of four managed investment funds. The Company may make matching contributions at management's discretion, subject to certain limitations. The matching percentage is determined by management and is 27 applied to eligible pretax contributions for the calendar year.

                                   EX99-A.27

Matching contributions were $99,569 and $105,771 in the years ended July 31, 1994 and 1993, respectively. Participant contributions are 100% vested at all times. Matching contributions vest 20% per year after the first year and become fully vested after five years. Matching contributions automatically become fully vested upon a participant's reaching normal retirement age, death or disability. Upon termination, non-vested portions are considered forfeited and used to reduce the Company's future obligations for matching contributions.


Item 12 - Security Ownership of Certain Beneficial Owners and Management


The following table sets forth information at September 30, 1994 as to the ownership of the Company's common shares by each person who held of record, or to the knowledge of the Company owned beneficially, more than 5% of the Company's common shares, and by each of its directors and by all directors and officers as a group:


                                   Number of Shares        Percent
Name                             Beneficially Owned       of Class
John Radziwill.........................     214,503           27.8%
  230 Park Avenue
  New York, New York 10169

Pierre L. Schoenheimer.................     214,502  (1)      27.8%
  230 Park Avenue
  New York, New York 10169

Irving F. Levitt ......................      63,950            8.3%
  1800 Second Street
  Sarasota, Florida 34236

Don S. Friedkin........................       5,000            0.6%

Matthew P. Sheppard....................      77,000           10.0%

Leonard Lichter........................      15,000            1.9%

Robert C. Lapin........................      32,900            4.3%

Karen Ginsburg, Joyce Lapin et al......      54,750            7.1%
      ttees u/a R.C. Lapin
           10 yr. trust
      166 Millbrook Circle
      Norwood, NJ  07648

All officers and directors as
  a group (7)..........................     622,855            80.7%

     (1) Does not include 7,375 shares owned by Mr. Schoenheimer's adult children, as to which beneficial interest is disclaimed.

                                   EX99-A.28

Item 13 - Certain Relationships and Related Transactions


Radix Organization, Inc. (ROI) provides sales, management and administrative services to the Company and the use of its 230 Park Avenue, New York, New York offices, together with its staff. Included are the services of Don S. Friedkin, who is Vice President and Secretary, Director, licensed Customs broker and a principal salesman for the Company, and who receives no compensation from the Company. The agreement, which is not in writing, has been in effect since 1981 and is renewable annually. The Company paid ROI fees for such services of $96,000, in each of the fiscal years ended July 31, 1994, 1993 and 1992. ROI is wholly owned by certain officers and directors of the Company.

The firm of Spitzer & Feldman, P.C., in which Leonard Lichter, a Director, is a principal, rendered legal services to the Company during the fiscal years ended July 31, 1994, 1993 and 1992.


                                   EX99-A.29

PART IV

Item 14 - Exhibits, Financial Statement Schedules and Reports on Form 8-K

(a)  Financial Statements

     1. The following consolidated financial statements for Radix Ventures, Inc. and subsidiaries, are included in Item 8:

           Consolidated balance sheets at July 31, 1994 and 1993.

           Consolidated statements of income and retained earnings for the years ended July 31, 1994, 1993 and 1992.

           Consolidated statements of cash flows for the years ended July 31, 1994, 1993 and 1992.

           Notes to consolidated financial statements.

       2. The following consolidated financial statement sched-ules of Radix Ventures, Inc. and subsidiaries are included in Item 14 (d):

           Schedule VIII - Valuation and qualifying accounts

           Schedule IX - Short-term borrowings

           All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

       3. The following exhibits required to be filed by Item 601 of Regulation S-K are filed with this report:

           None

  (b)  Reports on Form 8-K

       The Company did not file any reports on Form 8-K during the fourth quarter of its fiscal year ended July 31, 1994.

  (c)  Exhibits - See Item 14 (a) (3).

  (d)  Financial statement schedules required by regulations S-X
       - see Items 14 (a) (1) and (2)







                                   EX99-A.30

                    Supplemental Information to be Furnished
                         With Reports Filed Pursuant to
                            Section 15(d) of the Act
              by Registrants Which Have Not Registered Securities
                       Pursuant to Section 12 of the Act



The Registrant has not sent proxy material to its security holders.













































                                   EX99-A.31

                                             SIGNATURES:


Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           RADIX VENTURES, INC.
                                              (Registrant)

Date:  October 28, 1994              By:    /s/  John Radziwill
                                        John Radziwill, President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Date:  October 28, 1994                 /s/  John Radziwill
                                   John Radziwill, President and
                                   Director (Principal Executive
                                   Officer)


Date:  October 28, 1994                 /s/M.P. Sheppard
                                   Matthew Sheppard, Vice Presi-
                          dent, Treasurer and Director
                                   (Principal Financial Officer)

Date:  October 28, 1994                 /s/  Pierre L. Schoenheimer
                                   Pierre L. Schoenheimer, Chairman


Date:  October 28, 1994                 /s/  D.S. Friedkin
                                   Don S. Friedkin, Vice Presi-
                                   dent, Secretary & Director


Date:  October 28, 1994                 /s/  Robert C. Lapin
                           Robert C. Lapin, Director



Date:  October 28, 1994                 /s/  I.F. Levitt
                           Irving F. Levitt, Director


Date:  October 28, 1994                 /s/  Tristan E. Beplat
                          Tristan E. Beplat, Director


Date:  October 28, 1994                 /s/  Leonard Lichter
                           Leonard Lichter, Director



Date:  October 28, 1994                 /s/  Carol Boyd Hallett
                          Carol Boyd Hallett, Director

                                   EX99-A.32

SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS

RADIX VENTURES, INC. AND SUBSIDIARIES

COLUMN A                                  COLUMN B     COLUMN C        COLUMN D      COLUMN E
                                        Balance at    Additions                       Balance
                                         beginning   charged to                        at end
Description                              of period     expenses   Deductions (1)    of period
Year ended July 31, 1994:
Allowance for doubtful accounts .....    $  144,289    $  134,727    $   77,028     $ 201,988

Year ended July 31, 1993:
Allowance for doubtful accounts .....    $  247,969    $  (20,918)   $   82,762     $ 144,289

Year ended July 31, 1992:
Allowance for doubtful accounts .....    $  222,661  $    (45,227)   $  (70,535)    $ 247,969



(1)  Uncollectible accounts written off, net of rec veries




















                                   EX99-A.33

SCHEDULE VIII - SHORT-TERM BORROWINGS

RADIX VENTURES, INC. AND SUBSIDIARIES

COLUMN A                  COLUMN B   COLUMN C         COLUMN D        COLUMN E     COLUMN F
                                                                                   Weighted
                                     Weighted                                       Average
Category of aggregate   Balance at    Average   Maximum amount  Average amount     interest
Short-term borrowings       end of   interest      outstanding     outstanding  rate during
                            period       rate    during period   during period    period (2)
Year ended July 31, 1994:
Notes payable to bank (1) . $    0    $    -      $ 2,050,000      $ 1,387,500        6.52%

Year ended July 31, 1993:
Notes payable to bank (1) . $    0    $    -      $ 1,600,000      $   276,277        6.07%

Year ended July 31, 1992:
Notes payable to bank (1) . $    0    $    -      $   312,926      $    26,077        6.56%



(1) Notes payable to bank represent borrowings under a line of credit borrowing arrangement which has no termination date but which is reviewed annually for renewal.

(2) The weighted average interest rate during the period was computed by dividing the actual interest expense by average short-term debt outstanding.







                                   EX99-A.34